Exhibit 99.1

FOR IMMEDIATE RELEASE

SBA Announces Pricing of $500 Million

of Secured Tower Revenue Securities

BOCA RATON, Fla., Oct. 6, 2015 (GLOBE NEWSWIRE) — SBA Communications Corporation (Nasdaq:SBAC) (“SBA”) announced today that an indirect subsidiary of SBA has priced an offering of $500 million of Secured Tower Revenue Securities Series 2015-1 (the “Series 2015-1 Securities”), which have an anticipated repayment date of October 2020 and a final maturity date of October 2045. The Series 2015-1 Securities will be issued by SBA Tower Trust and will be guaranteed by, among others, SBA Guarantor LLC and SBA Holdings LLC.

The Series 2015-1 Securities will bear interest at 3.156% per annum. Net proceeds from this offering will be used to make a cash distribution to SBA Guarantor LLC which will further distribute such amount to one or more other SBA entities to be used (1) to repay drawn amounts on the revolving credit facility of SBA Senior Finance II LLC, and (2) for general corporate purposes. The offering of the Series 2015-1 Securities is expected to close on or about October 14, 2015.

The Series 2015-1 Securities were offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), to institutional investors that qualify as “accredited investors” within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act, and to certain non-“U.S. persons” in “offshore transactions” as defined in, and in reliance on Regulation S under the Securities Act. The offer and sale of the Series 2015-1 Securities have not been and will not be registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release does not and will not constitute an offer to sell any of the Series 2015-1 Securities or the solicitation of an offer to buy the Series 2015-1 Securities, nor shall there be any sale of the Series 2015-1 Securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About SBA Communications Corporation

SBA Communications Corporation is a first choice provider and leading owner and operator of wireless communications infrastructure in North, Central and South America. By “Building Better Wireless”, SBA generates revenue from two primary businesses - site leasing and site development services. SBA’s primary focus is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts.

Information Concerning Forward-Looking Statements

This press release includes forward-looking statements regarding the offering of the Series 2015-1 Securities and the intended use of the net proceeds. These forward-looking statements may be affected by risks and uncertainties in SBA’s business and market conditions. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in SBA’s SEC filings, including SBA’s report on Form 10-K filed with the SEC. SBA wishes to caution readers that certain important factors may have affected and could in the future affect SBA’s actual results and could cause SBA’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of SBA, including the risk that the offering of the Series 2015-1 Securities cannot be successfully completed. SBA undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

Contacts:

Mark DeRussy, CFA

Capital Markets

561-226-9531

Lynne Hopkins

Media Relations

561-226-9431